Use these links to rapidly review the document
TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CSG SYSTEMS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2008

        The annual meeting of stockholders of CSG Systems International, Inc. (the "Company") will be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, on Tuesday, May 20, 2008, at 8:00 a.m., for the following purposes:

1.
To elect three Class II Directors.

2.
To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008.

3.
To transact such other business as properly may come before the meeting or any adjournments thereof.

        The Board of Directors fixed the close of business on March 24, 2008, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the meeting and any adjournment thereof.

        All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Joseph T. Ruble Secretary

April 10, 2008

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING
TO BE HELD ON MAY 20, 2008

The proxy statement and the Company's Annual Report on Form 10-K are available at www.edocumentview.com/csgs.

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY.

IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING, YOU MAY VOTE IN PERSON. IF YOUR SHARES ARE HELD IN "STREET NAME" AND YOU WISH TO ATTEND AND VOTE AT THE MEETING, YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 20, 2008

GENERAL INFORMATION

        This Proxy Statement is furnished by the Board of Directors (the "Board") of CSG Systems International, Inc. (the "Company") in connection with the Board's solicitation of proxies for use at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, on Tuesday, May 20, 2008, at 8:00 a.m., and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained in such proxies; if no choice is specified, the proxies will be voted in favor of the director nominees named in this Proxy Statement and in favor of the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008. A stockholder may revoke a proxy at any time before it is exercised either by giving written notice to that effect to the Secretary of the Company, by delivering to the Company a properly signed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING INFORMATION

        The Board fixed the close of business on March 24, 2008, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 24, 2008, there were outstanding and entitled to vote at the Annual Meeting 34,914,879 shares of Common Stock of the Company, par value $.01 per share ("Common Stock"). Each share is entitled to one vote.

        The Company will bear all costs of this solicitation of proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, and their appointed agents may solicit proxies in person or by telephone, e-mail, facsimile or other means. The Company will request banks, brokers and other fiduciaries to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse such banks, brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy material.

        The Company is first mailing or distributing this Proxy Statement and the accompanying proxy card on or about April 11, 2008, to persons who were stockholders of the Company at the close of business on the record date.

Quorum and Votes Required

        A majority of the shares of Common Stock outstanding on the record date is required to be present or represented by proxy at the Annual Meeting in order to have the quorum necessary to take action at the Annual Meeting. Assuming that a quorum is present at the Annual Meeting, the three nominees for election as the Class II directors who receive the greatest number of votes cast in the election of directors will be elected as the Class II directors. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter.

        Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector appointed for the Annual Meeting. The inspector will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions will have no effect in the director election but will have the effect of a "no" vote with respect to other matters voted upon. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter and has not received voting instructions from the beneficial owner as to certain shares of Common Stock, then (unless otherwise required by Delaware law) such shares will not be counted in determining the number of votes required for approval of such matter; however, such "broker non-votes" will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The first table below sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock as of December 31, 2007. The second table below sets forth to the Company's knowledge the beneficial ownership of Common Stock by each director and each executive officer of the Company named in the Summary Compensation Table, individually, and by all directors and executive officers of the Company as a group as of December 31, 2007.

Principal Stockholders

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Barclays Global Investors, NA Barclays Global Fund Advisors Barclays Global Investors, Ltd. Barclays Global Investors Japan Limited 45 Fremont Street San Francisco, California 94105	3,443,076	(1)	10.05%
Renaissance Technologies LLC James H. Simons 800 Third Avenue New York, New York 10022	2,759,322	(2)	8.05%
Sterling Capital Management LLC Two Morrocroft Centre 4064 Colony Road, Suite 300 Charlotte, North Carolina 28211	2,488,540	(3)	7.26%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,139,059	(4)	6.24%
Invesco Ltd. 1360 Peachtree Street NE Atlanta, GA 30309	2,084,917	(5)	6.08%

(1)
Barclays Global Investors, NA ("Investors"), Barclays Global Fund Advisors ("Advisors"), Barclays Global Investors, Ltd. ("Limited"), and Barclays Global Investors Japan Limited ("Japan") filed with the United States Securities and Exchange Commission (the "SEC") on February 5, 2008, a

  joint Schedule 13G stating that (i) Investors beneficially owns 2,522,566 of these shares, with sole voting power over 2,193,152 of the shares and sole dispositive power over 2,522,566 of the shares, (ii) Advisors beneficially owns 877,125 of these shares with sole voting and dispositive power, (iii) Limited beneficially owns 33,656 of these shares with sole voting and dispositive power, and (iv) Japan beneficially owns 9,729 of these shares with sole voting and dispositive power.

(2)
Renaissance Technologies LLC ("Renaissance") and James H. Simons ("Simons") filed a joint Schedule 13G with the SEC on February 13, 2008, stating that Renaissance and Simons, as control person of Renaissance, have sole voting power over 2,500,818 of these shares and sole dispositive power over all of these shares.

(3)
Sterling Capital Management LLC ("Sterling") filed with the SEC on January 29, 2008, an amended Schedule 13G stating that Sterling has sole voting power and sole dispositive power over these shares.

(4)
The Vanguard Group, Inc. ("Vanguard") filed a Schedule 13G with the SEC on February 13, 2008, stating that Vanguard has sole voting power over 46,319 of these shares and sole dispositive power over all of these shares.

(5)
Invesco Ltd. ("Invesco") filed a Schedule 13G with the SEC on February 13, 2008, on behalf of itself and certain named subsidiaries of Invesco stating that, in the aggregate, such subsidiaries have sole voting power over 2,083,367 of these shares and sole dispositive power over all of these shares.

Directors and Executive Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percentage of Common Stock Outstanding
Ronald H. Cooper	6,000	*
Peter E. Kalan	131,483	*
Edward C. Nafus	106,804	*
Janice I. Obuchowski	68,418	*
Donald B. Reed	12,000	*
Bernard W. Reznicek	55,627	*
Joseph T. Ruble	47,541	*
Robert M. Scott	97,202	*
Frank V. Sica	53,182	*
Donald V. Smith	36,000	*
James A. Unruh	9,000	*
Randy R. Wiese	71,436	*
All directors and executive officers as a group (12 persons)	694,693	2.02%

    *
    Less than 1% of the outstanding Common Stock.

    (1)
    Each person named has sole voting and investment power over the shares owned by him or her, except that Ms. Obuchowski has shared voting and investment power with respect to 3,000 shares owned jointly with her husband.

    (2)
    Includes 22,450, 55,500, 39,533, 25,500, 24,000 and 166,983 shares subject to stock options that currently are exercisable or will become exercisable within 60 days which are held by Mr. Kalan, Ms. Obuchowski, Mr. Reznicek, Mr. Sica and Mr. Smith and by all directors and executive officers as a group, respectively.

    (3)
    Includes restricted shares of Common Stock awarded under the 1996, 2001 or 2005 Stock Incentive Plan of the Company. Each holder of restricted shares may vote such shares but may not sell, transfer or encumber such shares until they vest in accordance with the applicable restricted stock award agreement. The persons named in this table held the numbers of restricted shares shown opposite their respective names as of December 31, 2007:

Name	Number of Restricted Shares
Ronald H. Cooper	3,000
Peter E. Kalan	58,750
Edward C. Nafus	—
Janice I. Obuchowski	3,000
Donald B. Reed	3,000
Bernard W. Reznicek	3,000
Joseph T. Ruble	45,625
Robert M. Scott	94,166
Frank V. Sica	3,000
Donald V. Smith	3,000
James A. Unruh	3,000
Randy R. Wiese	65,500

        In February and May 2007, the Board established stock ownership guidelines for the Company's directors and executive officers. Such guidelines provide that (i) each director of the Company should own at least 9,000 shares of Common Stock, (ii) the Chief Executive Officer of the Company should own at least that number of shares of Common Stock which is equal in value to 300% of his base salary and (iii) each other executive officer of the Company should own at least that number of shares of Common Stock which is equal in value to 100% of his base salary. The present directors and executive officers of the Company have four years from the adoption of such guidelines to reach the applicable guideline level of Common Stock ownership. Similar periods to reach such guideline levels will apply to newly elected directors or executive officers of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Board is divided into three classes presently consisting of three Class I directors, three Class II directors and three Class III directors whose present terms continue until the annual meetings of stockholders of the Company to be held in 2010, 2008 and 2009, respectively, and until their respective successors are elected and qualified.

        Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Messrs. Cooper, Reznicek and Smith as the Class II directors. The proxy may not be voted for more than three directors. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company does not presently contemplate that any of the three nominees will be unable to serve. The Board recommends that stockholders vote FOR the election of Messrs. Cooper, Reznicek and Smith as Class II directors.

        The following information relates to the Board's nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Election as Class II Directors With Terms Expiring in 2011:

Ronald H. Cooper

        Mr. Cooper, 51, was elected to the Board in November 2006. From January 2003 to July 2006, Mr. Cooper served as President and Chief Operating Officer of Adelphia Communications Corporation. From October 2001 to December 2002, Mr. Cooper was President of AT&T Broadband, the cable television and broadband services subsidiary of AT&T Corp. Mr. Cooper was President and Chief Operating Officer of RELERA Data Centers and Solutions, a start-up data center, hosting and data storage company, during 2000 and 2001. Previously, from 1982 to 1999, Mr. Cooper held various executive positions with MediaOne Group, Inc. (formerly Continental Cablevision, Inc.), a cable television and broadband services company, completing his service to MediaOne in 1999 as Executive Vice President-Operations.

Bernard W. Reznicek

        Mr. Reznicek, 71, was elected to the Board in January 1997 and has served as the Company's non-executive Chairman of the Board since July 2005. Mr. Reznicek currently provides consulting services through Premier Enterprises, Inc., a private company of which he is President. Mr. Reznicek previously was National Director of Special Markets for Central States Indemnity Company of Omaha, a Berkshire Hathaway company, from January 1997 to January 2003. He has 40 years of experience in the electric utility industry, having served as Chairman, President and Chief Executive Officer of Boston Edison Company and President and Chief Executive Officer of Omaha Public Power District. Mr. Reznicek currently is a director of infoUSA, Inc. and Pulte Homes, Inc.

Donald V. Smith

        Mr. Smith, 65, was elected to the Board in January 2002. Mr. Smith presently serves as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., an international investment banking firm with whom he has been associated since 1988. He currently is in charge of the firm's New York office and serves on the board of directors of the firm. From 1978 to 1988, Mr. Smith was employed by Morgan Stanley & Co. Incorporated, where he headed the valuation and reorganization services within that firm's corporate finance group.

Class III Directors With Terms Expiring in 2009:

Peter E. Kalan

        Mr. Kalan, 48, became President and Chief Executive Officer of the Company on December 29, 2007. Mr. Kalan joined the Company in January 1997, served as Chief Financial Officer of the Company from October 2000 to April 2006 (and as Executive Vice President from December 2003) and served as Executive Vice President-Business and Corporate Development from April 2006 until December 29, 2007. Prior to joining CSG, Mr. Kalan was Chief Financial Officer at Bank One, Chicago, and held various other financial management positions with Bank One in Texas and Illinois from 1985 through 1996.

Frank V. Sica

        Mr. Sica, 57, has served as a director of the Company since its formation in 1994. Mr. Sica currently is President of Menemsha Capital Partners, Ltd. (since July 2005) and Managing Partner of Tailwind Capital (since December 2006), the latter two companies being private investment companies.

Mr. Sica was President of Soros Private Funds Management from June 2000 through December 2003 and helped to oversee the operations of Quantum Realty Partners; from January 2004 through December 2006 Mr. Sica was a Senior Advisor and Consultant to Soros Fund Management LLC. From 1998 to 2000 Mr. Sica was Managing Director of Soros Fund Management LLC. Before joining Soros, Mr. Sica was a Managing Director and Co-Head of Merchant Banking at Morgan Stanley Dean Witter & Co. Mr. Sica currently is a director of JetBlue Airways Corporation, Kohl's Corporation and Northstar Realty Finance Corp.

James A. Unruh

        Mr. Unruh, 67, was elected to the Board in June 2005. He became a founding principal of Alerion Capital Group, LLC (a private equity investment company) in 1998 and currently holds such position. Mr. Unruh was an executive with Unisys Corporation from 1987 to 1997 and served as its Chairman and Chief Executive Officer from 1990 to 1997. From 1982 to 1987, Mr. Unruh held various executive positions, including Senior Vice President, Finance, with Burroughs Corporation, a predecessor of Unisys Corporation. Mr. Unruh currently is a director of Prudential Financial, Inc., Tenet Healthcare Corporation and Qwest Communications International Inc.

Class I Directors With Terms Expiring in 2010:

Edward C. Nafus

        Mr. Nafus, 67, was elected to the Board in March 2005 and became the Company's President and Chief Executive Officer on April 1, 2005. Mr. Nafus retired as President and Chief Executive Officer of the Company on December 28, 2007. Mr. Nafus joined the Company in August 1998 as Executive Vice President and became the President of the Company's Broadband Services Division in January 2002. From 1978 to 1998, Mr. Nafus held numerous management positions with First Data Corporation and from 1992 to 1998 served as Executive Vice President of First Data Corporation and President of First Data Resources Inc.

Janice I. Obuchowski

        Ms. Obuchowski, 56, was elected to the Board in November 1997. Ms. Obuchowski has been President of Freedom Technologies, Inc., a public policy and corporate strategy consulting firm specializing in telecommunications, since 1992. In 2003, Ms. Obuchowski was appointed by President George W. Bush to serve as Ambassador and Head of the U.S. Delegation to the World Radio Communication Conference. She has served as Assistant Secretary for Communications and Information at the Department of Commerce and as Administrator for the National Telecommunications and Information Administration. Ms. Obuchowski currently is a director of Orbital Sciences Corporation.

Donald B. Reed

        Mr. Reed, 63, was elected to the Board in May 2005. He currently is retired, having served as Chief Executive Officer of Cable & Wireless Global from May 2000 to January 2003. Cable & Wireless Global incorporated Cable & Wireless plc's wholly owned operations in the United States, United Kingdom, Europe and Japan as a provider of internet protocol (IP) and data services to business customers. From June 1998 until May 2000, Mr. Reed served Cable & Wireless in various other executive positions. Mr. Reed's career includes 30 years at NYNEX Corporation (now part of Verizon), a regional telephone operating company. From 1995 to 1997, Mr. Reed served NYNEX Corporation as President and Group Executive with responsibility for directing the company's regional, national and international government affairs, public policy initiatives, legislative and regulatory matters and public relations. Mr. Reed currently is a director of Idearc Inc. and Intervoice, Inc.

Other Board Information

        There are no family relationships between any of the directors or executive officers of the Company. There are no arrangements between any director, nominee or executive officer of the Company and any other person pursuant to which such director, nominee or executive officer was selected for such position.

CORPORATE GOVERNANCE

        The Board has determined that Messrs. Cooper, Reed, Reznicek, Sica, Smith and Unruh and Ms. Obuchowski, who are non-employee directors of the Company, are "independent directors" as defined in the applicable rule of The Nasdaq Stock Market, Inc. ("Nasdaq"). Although Mr. Nafus is a non-employee director of the Company, he is not an "independent director" as defined in such Nasdaq rule because of his prior employment by the Company.

        During 2007, the Board held seven meetings. During 2007, all directors of the Company except Mr. Sica attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served. Mr. Sica attended 72% of the aggregate number of meetings of the Board and of the committees on which he served during 2007.

        The Board has established a process for stockholders of the Company to send communications to the Board or to a specified individual member of the Board. Such communications should be in writing and sent to the Board or such individual director in care of the Secretary of the Company at the address shown on the first page of this Proxy Statement. Depending upon the subject matter of the communication, the Secretary of the Company will either (i) forward the communication to all of the members of the Board or to the individual member of the Board to whom the communication is addressed, (ii) forward a communication relating to accounting, internal accounting controls or auditing matters to the chair of the Audit Committee of the Board, (iii) attempt to respond directly to an inquiry or request involving publicly available information about the Company or its stock or (iv) not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic. The Secretary of the Company will maintain a log of all communications addressed to the Board or an individual member of the Board which are not forwarded in accordance with this policy; directors of the Company may review such log at any time and request copies of any of such communications.

        Historically, very few stockholders of the Company have attended the Company's annual meetings of stockholders; almost all stockholders who vote do so by proxy. Accordingly, the Company's policy is that employee directors of the Company are expected to attend annual meetings of stockholders of the Company if their schedules permit and that non-employee members of the Board are not expected to attend annual meetings of stockholders but may do if they so desire. Mr. Nafus attended the 2007 annual meeting of the Company's stockholders. The Board has scheduled the 2008 Annual Meeting to coincide with a regular quarterly meeting of the Board so that all Board members present at such meeting of the Board also can attend the Annual Meeting.

Audit Committee

        The Board has a standing Audit Committee, presently composed of Ms. Obuchowski, Mr. Reed and Mr. Reznicek (Chair). The Committee's purpose, as set forth in its charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Audit Committee Charter, all of the members of the Audit Committee are "independent directors" as defined in the applicable Nasdaq rule and also satisfy the other requirements of the Nasdaq rule applicable to audit committee members. The Board has determined that Messrs. Reed and Reznicek are "audit committee financial experts" as defined by the SEC. The Audit Committee held four meetings during 2007.

Compensation Committee

        The Board has a standing Compensation Committee, presently composed of Messrs. Cooper, Sica (Chair), Smith and Unruh. The Compensation Committee Charter provides, among other things, that the Committee is to review and recommend to the Board the Company's senior management compensation and benefits policies generally, evaluate the performance of the Company's executive officers and review and recommend to the Board or, when applicable, take independent actions with respect to the compensation of the Company's executive officers. The Compensation Committee also is responsible for the administration of and the granting of equity awards under the Company's 1996 Stock Incentive Plan (no further awards may be granted under this Plan), 2001 Stock Incentive Plan and 2005 Stock Incentive Plan and for the administration of the Company's Performance Bonus Program for the Company's executive officers. The Compensation Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Compensation Committee Charter, all of the members of the Committee are "independent directors" as defined in the applicable Nasdaq rule and also are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held six meetings during 2007.

        The Compensation Committee meets at least quarterly. To fulfill its responsibilities of reviewing and establishing or recommending to the Board the compensation of the Company's executive officers, the Compensation Committee uses the services of an independent compensation consulting firm selected by the Committee, consults with the Company's Chief Executive Officer and human resources director and draws upon the extensive business experience of the Committee's members. The Committee directs the independent compensation consulting firm to provide to the Committee a comprehensive formal assessment of the competitiveness of the Company's executive officer compensation program, including a comparison of the principal components of the Company's executive officer compensation programs (base salaries, performance bonuses and equity awards) with those of a peer group of other publicly owned companies; and the Committee considers such assessment and other data provided by the consultant in arriving at the Committee's decisions or recommendations to the Board with respect to base salaries and performance bonuses for the Company's executive officers. The Committee also considers the information provided by the Committee's independent compensation consultant in determining equity awards to be made by the Committee to the executive officers of the Company and the terms of such awards. Additional information with respect to the matters discussed in this paragraph appears in the "Compensation Discussion and Analysis" later in this Proxy Statement.

        In making equity awards to non-employee directors of the Company, the Compensation Committee considers relevant information provided by the Committee's independent compensation consultant and the recommendations of the Nominating and Corporate Governance Committee and the Board with respect to such awards.

        While the Board makes the final decisions with respect to the base salaries of the executive officers of the Company, the Compensation Committee makes specific recommendations to the Board with respect to such salaries and, in arriving at those recommendations, also considers the recommendations of the Company's Chief Executive Officer as to the base salaries of executive officers other than himself.

Nominating and Corporate Governance Committee

        The Board has a standing Nominating and Corporate Governance Committee, presently composed of Mr. Cooper, Ms. Obuchowski (Chair), Mr. Reed and Mr. Smith. The Nominating and Corporate Governance Committee Charter provides, among other things, that the Committee is to identify individuals qualified to become Board members, recommend to the Board nominees for election as directors, recommend directors for appointment to Board committees, evaluate the Board's performance, review and recommend to the Board the compensation of the Company's directors and develop and recommend to the Board the Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Nominating and Corporate Governance Committee Charter, all of the members of the Committee are "independent directors" as defined in the applicable NASD rule. The Nominating and Corporate Governance Committee held four meetings during 2007.

        In recommending to the Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the present composition of the Board to determine the qualities, skills and areas of expertise (including but not limited to financial and accounting expertise) needed to enable the Board and its committees to properly discharge their responsibilities. The Committee historically has relied upon recommendations from its members and other members of the Board and from the Company's Chief Executive Officer with respect to potential candidates for service on the Board. The Committee considers it necessary for the Board to have at least one of its independent members qualify as an "audit committee financial expert" and takes that requirement into account in making its recommendations to the Board. While the Committee has not established other specific minimum requirements for service on the Board, when assessing and determining a candidate's qualifications, the Committee considers among other things the number and type of other boards on which the candidate serves; other business and professional commitments of the candidate and potential conflicts of interest; the ability and willingness of a candidate to devote the required amount of time to the candidate's responsibilities as a Board member and as a member of one or more committees of the Board; the age, background, reputation, independence, experience, skills and judgment of the candidate; and the diversity of the Board's membership. Directors, while relying on the honesty and integrity of the Company's senior management and its outside advisors and auditors, are expected to exercise their best business judgment when acting on behalf of the Company and its stockholders and to adhere to the applicable provisions of the Company's Code of Business Conduct and Ethics.

        The Nominating and Corporate Governance Committee will consider qualified nominees for election as directors recommended by the Company's stockholders. A stockholder who wishes to recommend a nominee for consideration by the Committee should submit the recommendation in writing to the Secretary of the Company at the address shown on the first page of this Proxy Statement, indicating the proposed nominee's qualifications and other relevant biographical information and providing written confirmation of the proposed nominee's consent to serve as a director if nominated and elected. The Secretary of the Company will forward legitimate recommendations from stockholders to the chair of the Committee for further review and consideration. The bylaws of the Company provide that stockholder nominations of persons for election to the Board (as distinguished from recommendations to the Committee) are subject to certain advance notice and informational requirements; stockholders may obtain a copy of the relevant bylaw provisions from the Secretary of the Company at the address shown on the first page of this Proxy Statement.

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted a Code of Business Conduct and Ethics applicable to all of the directors, officers and employees of the Company and its subsidiaries. The Company's Code of Business Conduct and Ethics

and the Company's Corporate Governance Guidelines are available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in the applicable regulations) and directors, and persons who beneficially own more than 10% of a class of the Company's equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Company's equity securities with the SEC. Officers, directors and more than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

        Based solely on its review of the copies of such forms submitted to it and written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that all filing requirements applicable to its officers and directors were complied with for the year ended December 31, 2007.

COMPENSATION OF DIRECTORS

        Each non-employee director of the Company is entitled to receive from the Company an annual retainer fee of $45,000 payable in quarterly installments, a meeting attendance fee of $2,000 for attendance at a meeting of the Board and a meeting attendance fee of $1,250 for attendance at a meeting of a committee of the Board. The chairperson of the Audit Committee of the Board also is entitled to receive an annual retainer fee of $16,000 payable in quarterly installments, and the chairpersons of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board also are entitled to receive an annual retainer fee of $8,000 payable in quarterly installments.

        Effective July 1, 2005, Mr. Reznicek was elected as Chairman of the Board of the Company. He receives a fee for his non-executive services in such capacity at an annual rate of $50,000, payable in quarterly installments. Such fee is in addition to the fees referred to in the preceding paragraph. Mr. Reznicek is not an employee of the Company and receives no employee benefits from the Company.

        A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Kalan, President and Chief Executive Officer of the Company, is the only officer or employee of the Company who serves as a director of the Company. No officers or employees of the Company currently serve on any committee of the Board.

Director Compensation

        The following table contains information concerning the compensation of the Company's non-employee directors for 2007. All amounts have been rounded to the nearest whole dollar.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Ronald H. Cooper	$83,375	$98,838	$—	$182,213
Janice I. Obuchowski	$82,000	$85,583	$—	$167,583
Donald B. Reed	$69,000	$85,583	$—	$154,583
Bernard W. Reznicek	$136,250	$85,583	$—	$221,833
Frank V. Sica	$74,500	$85,583	$—	$160,083
Donald V. Smith	$70,250	$85,583	$—	$155,833
James A. Unruh	$62,000	$85,583	$—	$147,583

Totals	$577,375	$612,336	$—	$1,189,711

(1)
Amounts appearing in this column consist of the following:

Name	Chairman of the Board Annual Retainer(a)	Annual Board Retainer(b)	Annual Committee Chairperson Retainer(b)	Board and Committee Meeting Fees(c)	Total
Ronald H. Cooper(d)	$—	$50,625	$—	$32,750	$83,375
Janice I. Obuchowski	$—	$45,000	$8,000	$29,000	$82,000
Donald B. Reed	$—	$45,000	$—	$24,000	$69,000
Bernard W. Reznicek	$50,000	$45,000	$16,000	$25,250	$136,250
Frank V. Sica	$—	$45,000	$8,000	$21,500	$74,500
Donald V. Smith	$—	$45,000	$—	$25,250	$70,250
James A. Unruh	$—	$45,000	$—	$17,000	$62,000

Totals	$50,000	$320,625	$32,000	$174,750	$577,375

    (a)
    Mr. Reznicek serves as non-executive Chairman of the Board of the Company and receives no benefits in such capacity other than as disclosed in this and the preceding tables.

    (b)
    Paid in quarterly installments.

    (c)
    Paid subsequent to meetings—$2,000 for each Board meeting and $1,250 for each committee meeting attended.

    (d)
    Mr. Cooper was elected to the Company's Board of Directors in November 2006. In 2007, Mr. Cooper received a prorata portion of the Annual Board Retainer quarterly installment for the fourth quarter of 2006.

(2)
Amounts appearing in this column reflect the 2007 stock-based compensation expense related to restricted stock awards granted before or during 2007 to the persons named in this table, computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) ("SFAS 123R"), "Share-Based Payment", without considering the impact of forfeitures. Restricted stock awards granted in 2007 to each of the Company's non-employee directors and the corresponding grant date fair value of each award were as follows:

Name	Shares of Restricted Stock Granted in 2007	Full Grant-Date Fair Value of Shares Granted	Unvested Shares of Restricted Stock at December 31, 2007
Ronald H. Cooper	3,000	$66,030	3,000
Janice I. Obuchowski	3,000	$66,030	3,000
Donald B. Reed	3,000	$66,030	3,000
Bernard W. Reznicek	3,000	$66,030	3,000
Frank V. Sica	3,000	$66,030	3,000
Donald V. Smith	3,000	$66,030	3,000
James A. Unruh	3,000	$66,030	3,000
(3)
The stock-based compensation expense in 2007 for all persons named in this table was zero because the stock options were fully vested as of December 31, 2006. As of December 31, 2007, the aggregate number of shares covered by outstanding stock option awards held by each non-employee director was as follows:

Name	Stock Option Awards Outstanding at December 31, 2007
Ronald H. Cooper	—
Janice I. Obuchowski	55,500
Donald B. Reed	—
Bernard W. Reznicek	39,533
Frank V. Sica	25,500
Donald V. Smith	24,000
James A. Unruh	—

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Responsibility and Philosophy

        The Compensation Committee of the Board operates under a Compensation Committee Charter which provides, among other things, that the Compensation Committee is to review and recommend to the Board our senior management compensation and benefits policies generally, evaluate the performance of our executive officers and review and recommend to the Board or, when applicable, take independent actions with respect to the compensation of our executive officers. The Compensation Committee also is responsible for the administration of and the granting of equity awards under our Stock Incentive Plans and for the administration of the Performance Bonus Program for our executive officers.

        Our overall philosophy of executive compensation is based on four primary principles:

  •
  Aligning executive compensation with stockholder return;

  •
  Aligning executive compensation with personal performance;

  •
  Attracting and retaining qualified executives; and

  •
  Making our compensation practices transparent and understandable to our stockholders.

        Each of the following components of our executive compensation program is intended to be consistent with this philosophy: competitive annual base salaries, annual cash performance bonuses that are closely tied to the achievement of predetermined financial and personal objectives and a long-term component comprised of equity awards. Each component of the compensation program and the objectives underlying each component are discussed below.

Role of the Independent Compensation Consultant

        The Compensation Committee has used an independent compensation consultant to assist the Compensation Committee in developing and implementing our executive compensation program. The Compensation Committee is responsible for selecting the consultant, negotiating the fees that are paid to the consultant and determining the scope of the engagement. For purposes of the 2007 compensation of our executive officers, the Compensation Committee engaged Pearl Meyer & Partners as its independent compensation consultant. As part of its overall compensation assessment, Pearl Meyer uses its proprietary compensation surveys and also examines the compensation practices of a peer group of publicly owned companies which may compete with us for executive and other managerial talent or share important characteristics with us (e.g., technology companies with similar talent needs and reasonably comparable revenue and/or market capitalization). In recent years, Pearl Meyer has advised the Compensation Committee only on compensation matters associated with our non-employee directors and our named executive officers, or NEOs, and not on matters associated with the compensation of other members of our management or our workforce generally. Pearl Meyer provided no other services to us during 2007. The Compensation Committee instructed Pearl Meyer to take a broad view of the competitive compensation landscape to assist the Compensation Committee in structuring a compensation program for our NEOs that balances the need for short-term compensation with the benefits of a long-term incentive program. We believe that this broader view of compensation practices has enabled us to attract and retain a highly talented executive team.

        Pearl Meyer reviews compensation data available from public sources, third parties and its own proprietary compensation-related database. For the 2007 compensation of our NEOs, the peer group of companies used for comparison purposes consisted of the following: BISYS Group, Inc.; Checkfree Corp.; Fair Isaac Corp.; Gevity HR, Inc.; Intuit, Inc.; Lightbridge, Inc.; S1 Corp.; Startek, Inc.; Talx Corp.; TNS, Inc.; Total System Services, Inc.; and Transaction Systems Architects, Inc. We review the peer group annually to ensure that its composition and characteristics remain consistent with our objectives.

        To assist the Compensation Committee in establishing 2007 compensation for our NEOs, Pearl Meyer provided the following information requested by the Compensation Committee:

  •
  A competitive assessment of total cash compensation for each NEO utilizing peer group compensation information and industry appropriate survey data.

  •
  A dilution analysis of our employee equity grants compared to employee equity grants made by our peer group of companies.

  •
  An assessment of our competitive position with respect to NEO long-term incentives.

  •
  Trends with respect to equity awards, including vesting provisions for restricted stock.

        While the Compensation Committee selects the independent compensation consultant and determines the scope of the consultant's engagement, our management assists the consultant with its analysis and recommendations. For example, the consultant obtains from management historical pay data of the NEOs, management's perspectives on the competitive environment in which the Company operates and management's opinions as to which companies (or types of companies) are most likely to attempt to recruit talent from the managerial ranks of the Company. While the Compensation Committee is primarily responsible for developing and implementing or recommending to the Board the various elements of the compensation program for our NEOs, our Chief Executive Officer provides performance evaluations and makes recommendations for the compensation of our other NEOs.

Executive Compensation Process

        Our executive compensation review process typically begins in the fourth quarter of each calendar year when the compensation consultant begins evaluating the competitive landscape and compensation trends, and management addresses current governance best practices and any changes in applicable regulatory requirements. The preliminary results of such work typically are presented to the Compensation Committee at its regularly scheduled meeting held in November. Management and the compensation consultant then are instructed to gather additional information and perform further analyses to be presented to the Compensation Committee during its regularly scheduled meeting in February of the subsequent year.

        At such February meeting, the Compensation Committee historically has received additional reports from its compensation consultant and recommendations from management relating to equity awards (currently, restricted stock awards), annual base salaries and annual performance bonus targets. In addition, at its February meeting the Compensation Committee has the opportunity to review the Company's financial results for the prior year, the individual performances of the NEOs and the Company's current year financial targets. The Compensation Committee then determines whether any adjustments to NEO base salaries or annual performance bonus targets for the current year are appropriate and whether to make any awards of restricted stock to our NEOs. In February 2007, the Compensation Committee recommended to the Board base salaries for 2007 for the NEOs but deferred its decisions with respect to performance bonuses and restricted stock awards for 2007 until a meeting of the Committee held in March 2007.

        Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for federal income tax purposes for compensation paid to its NEOs who are employed as of the end of the year. This limitation does not apply to compensation that qualifies under Section 162(m) as "performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective performance goals approved by stockholders and other Section 162(m) requirements are satisfied). In March 2007 the Compensation Committee established certain objective performance goals which may be used to qualify performance-based awards under our 2005 Stock Incentive Plan as performance-based compensation for purposes of Section 162(m), and the Board approved a Performance Bonus Program which would permit the annual performance bonuses paid to our NEOs to qualify as performance-based compensation for purposes of Section 162(m). Such performance goals and Performance Bonus Program were submitted to and approved by the Company's stockholders in May 2007. The Compensation Committee is responsible for the administration of both our 2005 Stock Incentive Plan and our Performance Bonus Program.

Core Components of Executive Compensation

        The current three core components of our executive compensation program are annual base salaries, annual performance bonuses and equity awards in the form of restricted stock. Each of these components is discussed below.

Annual Base Salary

        At the beginning of each year, the Compensation Committee recommends to the Board annual base salaries for each NEO with the objective of providing competitive base salary levels. Decisions regarding base salary amounts take into consideration a variety of factors including peer group and other survey information provided by the compensation consultant and the performance and responsibilities of each NEO.

        After considering the information provided by the compensation consultant, recommendations from the Chief Executive Officer with respect to the other NEOs and its own evaluation of NEO performance, the Compensation Committee recommended to the Board (and the Board approved) the 2007 annual base salaries for our NEOs which appear in the Summary Compensation Table appearing later in this Proxy Statement. The 2007 base salary amounts for the NEOs were increased over their respective 2006 base salaries as follows: Mr. Nafus 0%, Mr. Kalan 0%, Mr. Scott 31%, Mr. Wiese 37%, and Mr. Ruble 6%. The substantial increases for Messrs. Scott and Wiese reflected the expanded scope of their responsibilities.

        In keeping with the Compensation Committee's philosophy of rewarding for performance, the 2007 base salaries of the NEOs represented the following percentages of their respective total targeted cash compensation (base salaries and performance bonuses) for 2007: Mr. Nafus—50%, Mr. Kalan—57%; Mr. Scott—57%, Mr. Wiese—61%, and Mr. Ruble—67%. The Compensation Committee generally has used the 50th to the 75th percentile range of market-based salaries for comparable positions as a guideline for its recommendations as to base salaries for the NEOs.

Annual Performance Bonus

        Pursuant to the Performance Bonus Program adopted by the Board in March 2007 and approved by the Company's stockholders in May 2007, the Compensation Committee established a 2007 Performance Bonus Plan for our NEOs. Such Plan creates a short-term compensation component that is paid to an NEO in cash only upon our achievement of predetermined minimum annual corporate financial goals and is also subject to the NEO's level of achievement of his individual performance objectives.

        The Compensation Committee determined that meaningful increases in our revenue and income are key short-term objectives that ultimately will promote our long-term financial success and enhance stockholder value. However, the Compensation Committee also concluded that it is essential for our management to focus on both of such objectives simultaneously rather than emphasizing only one of them at the expense of the other. The Compensation Committee therefore established our attainment of specified minimum levels of both total revenue and operating income as the threshold financial performance goals for purposes of the 2007 Performance Bonus Plan. If only the minimum financial performance goals were attained, our NEOs would earn no more than 70% of their target performance bonuses for 2007; and if either of those minimum goals was not attained, we would pay no performance bonuses to our NEOs for 2007. The Compensation Committee also established substantially higher target goals (based on various combinations of total revenue and operating income) which we would need to meet to enable the NEOs to potentially earn 100% or more of their individual bonus targets. Pursuant to the 2007 Performance Bonus Plan, on two occasions the Compensation Committee made adjustments to the minimum performance goals and the higher target goals applicable to such Plan to reflect certain events (two acquisitions and the retirement of Mr. Nafus) occurring subsequent to the original establishment of such goals; such adjustments did not have a material effect on the bonus amounts ultimately paid to our NEOs. As the final element of this component of our 2007 NEO compensation program, the Compensation Committee established individual performance objectives for 2007 for each of our NEOs which are to be taken into account for purposes of determining the actual bonus payments if we achieved at least the minimum financial goals. Thus, under the 2007 Performance Bonus Plan, an NEO could receive a performance bonus which is either more or less than (and possibly none of) his targeted bonus for the year, depending upon our level of attainment of the financial performance goals and the NEO's personal performance, with a maximum performance bonus equal to 200% of the NEO's base salary.

        The Committee assigned to each NEO a target percentage of his base salary which would represent his annual performance bonus if the Company achieved one of many possible combinations of total revenue and operating income (but at least the minimums referred to above) and if the NEO achieved 100% of his personal objectives. The target percentages of base salary for 2007 were as follows: Mr. Nafus—100%; Mr. Kalan 75%; Mr. Scott—75%; Mr. Wiese—65%; and Mr. Ruble—50%. In assigning such percentages, the Compensation Committee primarily took into account each NEO's position so that the performance-based element of an NEO's targeted cash compensation would be greater for the NEOs holding the most senior executive positions. In this context, the Compensation Committee also considered the competitive market data provided by the compensation consultant. The 2007 target performance bonuses of the NEOs represented the following percentages of their total targeted cash compensation (base salaries and performance bonuses) for 2007: Mr. Nafus—50%, Mr. Kalan—43%, Mr. Scott—43%, Mr. Wiese—39%, and Mr. Ruble—33%.

        Individual performance objectives for our NEOs vary according to the NEO's position and responsibilities. Some of the NEO individual performance objectives may be quite specific, such as completion of a particular task or assignment or achievement of particular revenue or expense goals, while other NEO individual performance objectives may be more subjective, such as leadership, effective communications, staff development and service level.

        After its review of our audited financial statements for 2007, in March 2008 the Compensation Committee, as required by Section 162(m), certified the attainment of our minimum financial performance goals for purposes of the 2007 Performance Bonus Plan. Based on total revenue of $419.3 million and operating income of $83.8 million, the Compensation Committee approved a payout multiple of 85% of the 100% target under the 2007 Performance Bonus Plan and, after consultation with Mr. Kalan with respect to the NEOs other than himself, determined the achievement levels of the NEOs' 2007 individual performance objectives as follows: Mr. Kalan—95%; Mr. Scott—93%; Mr. Wiese—95%; and Mr. Ruble—97%. Mr. Nafus was not employed by the Company on December 31, 2007, and therefore was not eligible to receive a bonus payment under the 2007 Performance Bonus Plan. Details of the annual performance bonus payments to the NEOs for 2007 and their calculation are set forth in footnote (6) to the Summary Compensation Table which appears later in this Proxy Statement. The Company made such performance bonus payments in March 2008.

Equity Awards

        Restricted stock currently is the only long-term compensation component of our NEO compensation program. Stock options are not a current component of such program.

        The Compensation Committee has no formal policy mandating that equity awards to NEOs be granted only within certain time frames (e.g., immediately following the announcement of quarterly financial results). The Compensation Committee believes that, in light of the considered nature of its equity award process, which generally is conducted in the same time period each year, and the significant differences between restricted stock awards and stock options, such a policy is not necessary.

        As of December 31, 2007, Mr. Kalan was the only NEO with an outstanding stock option, which had been granted in 2003; at that date, he had exercisable stock options to purchase 22,450 shares of Common Stock.

        The Compensation Committee determines the number of shares of restricted stock to be granted to the NEOs after reviewing various peer group data, including a dilution analysis, provided by the compensation consultant. The Compensation Committee's overall objective is to align NEO compensation with long-term stockholder return and create a compensation program that motivates management to focus less on immediate results and economic rewards and more on creating sustainable, long-term enterprise value for the Company's stockholders. The Compensation Committee believes that restricted stock awards promote the achievement of that objective.

        Prior to 2007, the Company's restricted stock awards generally provided for vesting in equal increments over a four-year period beginning on the first anniversary of the grant date.

        In March 2007, the Compensation Committee made restricted stock awards to our NEOs in two forms. Restricted stock awards covering 50% of the shares granted to our NEOs other than Mr. Nafus provided for vesting in equal increments over a four-year period beginning on the first anniversary of the grant date. Restricted stock awards covering the other 50% of the shares granted to our NEOs other than Mr. Nafus were performance-based awards which used two of the various performance goals approved by the Company's stockholders in May 2007 and which were granted subject to such stockholder approval: stock price and adjusted earnings per diluted share. In selecting those two performance goals, the Compensation Committee chose to focus on two metrics which have a particularly close relationship to stockholder value. While our stock price is an obvious measure of achieved stockholder value, we designed the adjusted earnings per diluted share calculation to measure our cash flow generating capabilities, which we believe is a metric often used by investors and financial analysts as one of the key means to evaluate our financial performance and assess our potential for increased stockholder value.

        The 2007 performance-based restricted stock awards vest in three approximately equal annual increments if we attain either of the specified performance goals for 2007, 2008, and 2009. Each year's performance goals reflect a meaningful growth rate over the previous year's measures. If we do not attain either of the performance goals for a particular year but do attain at least one of the performance goals for a subsequent year, then the unvested shares for the earlier year will vest in addition to the shares scheduled to vest in the current year.

        The Grants of Plan-Based Awards table appearing later in this Proxy Statement contains the details of the 2007 restricted stock awards to our NEOs. Based upon our audited financial statements for 2007, in March 2008 the Compensation Committee determined and, as required by Section 162(m), certified that at $2.19 the Company had achieved the adjusted earnings per diluted share target for 2007; and the first one-third of the performance-based restricted stock awards made to our NEOs (other than Mr. Nafus) in 2007 vested upon such certification.

        The Compensation Committee also made two restricted stock awards of 12,500 shares each to Mr. Nafus in March 2007. Because Mr. Nafus previously had informed the Board of his possible retirement in early 2008, these awards contained only a single vesting period; one award contained a one-year time-based vesting requirement, and the other award contained a one-year performance-based vesting requirement. Although the shares covered by such two awards would not have vested when Mr. Nafus retired on December 28, 2007, the Compensation Committee in November 2007 accelerated the vesting of all unvested shares of restricted stock (a total of 102,500 shares) held by Mr. Nafus on such retirement date, including the shares covered by such two 2007 restricted stock awards, contingent upon execution of the separation agreement between the Company and Mr. Nafus discussed below.

Other Compensation

        The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall compensation program for our NEOs. We offer our NEOs the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e., participation is limited to vice presidents and above) non-qualified deferred compensation program, both of which include Company matching contributions. The Compensation Committee views these deferral programs more as individual retirement planning options for our NEOs and not as a long-term compensation program. The amount of our contributions for each NEO is reported in footnote (7) to the Summary Compensation Table appearing later in this Proxy Statement, along with the details of various items of other NEO compensation.

Separation Payment and Accelerated Stock Vesting for Mr. Nafus

        Mr. Nafus became our Chief Executive Officer in April 2005 and served in such capacity until his voluntary retirement on December 28, 2007. He had served in various other senior executive positions with us since 1998. At the time of his appointment as our Chief Executive Officer, Mr. Nafus indicated that he intended to consider retirement at the end of March 2008 although no firm retirement date was set. Mr. Nafus was the first person to serve in such capacity after the retirement of the founder of the Company who had served since 1994 as our Chief Executive Officer. In early 2007, Mr. Nafus reiterated his desired retirement timetable; and, with the assistance of Mr. Nafus, the Board began succession planning for Mr. Nafus' position. During the fourth quarter of 2007, having identified Mr. Kalan as Mr. Nafus' successor as Chief Executive Officer, the Board and Mr. Nafus agreed that it would be mutually beneficial to Mr. Nafus and the Company to accelerate Mr. Nafus' retirement date to December 28, 2007; such retirement date would enable Mr. Kalan to assume his new position without a lengthy transition period and also would be beneficial to us for income tax purposes. In November 2007, the Compensation Committee, in recognition and consideration of Mr. Nafus' past services to the Company, recommended to the Board that Mr. Nafus receive a cash employment separation payment in the amount of $1,900,000; and the Board subsequently approved such payment. In arriving at such amount, the Compensation Committee took into account the fact that, by retiring prior to December 31, 2007, Mr. Nafus would not be entitled to receive his annual performance bonus for 2007, which at that time was projected to be approximately $500,000. In addition, solely for information purposes, the Compensation Committee considered the amounts that Mr. Nafus would be entitled to receive pursuant to his employment agreement with us if his employment were terminated involuntarily without cause.

        The Compensation Committee also recognized that, by retiring on December 28, 2007, Mr. Nafus would no longer be entitled to the potential vesting of certain restricted shares whose vesting was conditioned, among other things, on his remaining in the employ of the Company through March 31, 2008, as well as the potential vesting of the performance-based restricted shares granted to Mr. Nafus in March 2007. In November 2007, the Compensation Committee therefore accelerated by approximately three months to December 28, 2007, the vesting of all of the 102,500 unvested restricted shares held by Mr. Nafus and provided for the removal of the performance-based vesting conditions from such performance-based restricted shares. As noted above, the Compensation Committee subsequently certified our attainment of one of the two alternative performance goals which had been applicable to the performance-based restricted shares granted to Mr. Nafus in March 2007. The actions of the Board and the Compensation Committee described in this and the preceding paragraph were, in each case, subject to a separation agreement being entered into by us and Mr. Nafus; such an agreement was signed on December 6, 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table contains information concerning compensation earned by the Company's Chief Executive Officers, Chief Financial Officers, and three other most highly compensated executive officers for 2007 and 2006. All dollar values have been rounded to the nearest whole dollar.

Name and Principal Position(1)	Year	Salary(4)		Bonus		Stock Awards(5)		Non-Equity Incentive Plan Compensation(6)		All Other Compensation(7)		Total
Edward C. Nafus— President and Chief Executive Officer(2)	2007 2006	$ $	600,000 600,000	$ $	— —	$ $	1,396,070 1,896,874	$ $	— 604,200	$ $	1,950,768 42,681	$ $	3,946,838 3,143,755
Peter E. Kalan— President and Chief Executive Officer(2)(3)	2007 2006	$ $	425,000 425,000	$ $	— —	$ $	504,313 1,008,370	$ $	257,391 320,981	$ $	41,381 39,440	$ $	1,228,085 1,793,791
Robert M. Scott— Executive Vice President and Chief Operating Officer	2007 2006	$ $	425,000 325,000	$ $	— —	$ $	857,250 511,376	$ $	251,972 345,456	$ $	24,714 114,384	$ $	1,558,936 1,296,216
Randy R. Wiese— Executive Vice President and Chief Financial Officer(3)	2007 2006	$ $	325,000 236,408	$ $	— —	$ $	535,029 174,904	$ $	170,584 163,638	$ $	23,342 23,034	$ $	1,053,955 597,984
Joseph T. Ruble— Executive Vice President, General Counsel and Chief Administrative Officer	2007 2006	$ $	270,000 253,702	$ $	— —	$ $	369,035 153,240	$ $	111,308 117,253	$ $	27,837 22,577	$ $	778,180 546,772

(1)
Each of the executive officers of the Company named in this table has or had a written employment agreement with the Company. The material terms of each employment agreement are summarized below.

(2)
Mr. Nafus voluntarily retired on December 28, 2007. On December 29, 2007, Mr. Kalan, who had been serving as Executive Vice President-Business and Corporate Development until such date, succeeded Mr. Nafus as President and Chief Executive Officer.

(3)
Mr. Kalan served as Executive Vice President and Chief Financial Officer until April 2006, when he was appointed Executive Vice President-Business and Corporate Development. Mr. Wiese succeeded Mr. Kalan as Executive Vice President and Chief Financial Officer in April 2006.

(4)
This column reflects the base salaries earned during 2007 and 2006 by the persons named in this table.

(5)
This column reflects the 2007 and 2006 stock-based compensation expense related to restricted stock awards granted before or during 2007 to the persons named in this table, computed in accordance with SFAS 123R without considering the impact of forfeitures. See Notes 3 and 13 to the consolidated financial statements contained in the Company's 2007 Form 10-K for additional discussion of the Company's equity compensation plans.

(6)
This column reflects annual performance bonus amounts earned by the persons named in this table for services performed during 2007 and 2006. Such amounts were paid during the first quarter of the following year and were calculated as follows:

	Edward C. Nafus(a)	Peter E. Kalan	Robert M. Scott	Randy R. Wiese	Joseph T. Ruble
2007
Base salary at December 31, 2007		$425,000	$425,000	$325,000	$270,000
2007 bonus target percentage(b)		75.0%	75.0%	65.0%	50.0%

		318,750	318,750	211,250	135,000
2007 bonus payout percentage(c)		85.0%	85.0%	85.0%	85.0%

		270,938	270,938	179,563	114,750
Personal objectives percentage(d)		95.0%	93.0%	95.0%	97.0%

Totals		$257,391	$251,972	$170,584	$111,308

2006
Base salary at December 31, 2006	$600,000	$425,000	$325,000	$250,000	$258,750
2006 bonus target percentage(e)	100.0%	75.0%	75.0%	65.0%	45.0%

	600,000	318,750	243,750	162,500	116,438
2006 bonus payout percentage(f)	106.0%	106.0%	106.0%	106.0%	106.0%

	636,000	337,875	258,375	172,250	123,424
Personal objectives percentage(g)	95.0%	95.0%	133.7%	95.0%	95.0%

Totals	$604,200	$320,981	$345,456	$163,638	$117,253

    (a)
    Pursuant to the terms of the Company's 2007 Performance Bonus Plan, Mr. Nafus was not entitled to his 2007 cash incentive bonus because he was not employed on the last calendar day of 2007, which is a condition necessary to receive such bonus. Mr. Nafus' potential 2007 incentive bonus at his 100% target level would have been $600,000.

    (b)
    Pursuant to the Company's Performance Bonus Program, on March 27, 2007, the Compensation Committee of the Board of Directors identified Messrs. Nafus, Wiese, Kalan, Scott and Ruble as participants in a 2007 Performance Bonus Plan (the "2007 Plan") and established performance goals for the purposes of the 2007 Plan. Such performance goals consisted of the attainment by the Company and its subsidiaries on a consolidated basis of (i) not less than a specified minimum level of total revenue for 2007 and (ii) not less than a specified minimum level of operating income for 2007. If either total revenue or operating income fell below the minimum specified level for 2007, then no bonus awards would have been paid under the 2007 Plan. Revenue and operating income are determined by reference to the Company's audited financial statements for 2007. In addition, the actual amount of the annual performance bonus amounts earned are subject to the level of attainment of such person's individual performance objectives for 2007. The employment agreements of the persons named in this table (see Footnote

      (1) to this table) provide that such persons are to have the opportunity to earn, as annual incentive bonuses, specified minimum percentages of their base salaries as follows: Mr. Kalan—50%; Mr. Scott—65%; Mr. Wiese—65%; and Mr. Ruble—40%.

    (c)
    The 2007 incentive bonus payout percentage was based upon the combined levels of the Company's achievement of pre-established targets for 2007 total revenue and operating income. If the Company had not achieved the specified minimum levels of revenue and operating income, the Company would not have paid any incentive bonuses under the 2007 Plan. Pursuant to the 2007 Plan, on two occasions the Compensation Committee made adjustments to the targets applicable to the 2007 Plan to reflect certain events (two acquisitions and the retirement of Mr. Nafus) occurring subsequent to the original establishment of such targets; such adjustments did not have a material effect on the bonus amounts ultimately paid to the named individuals.

    (d)
    The 2007 personal objectives percentage was based upon the level of achievement of each individual's personal performance objectives for 2007, as determined by the Compensation Committee of the Board.

    (e)
    The Company's Board of Directors established each executive's 2006 incentive bonus target percentages of base salary for Messrs. Nafus, Kalan and Scott in November 2005 and for Mr. Wiese in April 2006 (when he became Executive Vice President and Chief Financial Officer), based upon recommendations of the Compensation Committee. Mr. Ruble became an executive officer of the Company in November 2006. Mr. Ruble's 2006 bonus target percentage of base salary was already established for the year and did not change when he became an executive officer. Under the Company's 2006 performance bonus plan, the actual amount of the incentive bonus that a person named in this table could receive for 2006 was dependent upon both (1) the amounts of the Company's revenue and operating income for 2006 in excess of specified minimum levels and (2) the level of achievement of such person's individual performance objectives for 2006.

    (f)
    The 2006 incentive bonus payout percentage was based upon the combined levels of the Company's achievement of pre-established targets for 2006 revenue and operating income. If the Company had not achieved the specified minimum levels of revenue and operating income, the Company would not have paid any incentive bonuses under the 2006 performance bonus plan.

    (g)
    The 2006 personal objectives percentage was based upon the level of achievement of each individual's personal performance objectives for 2006, as determined by the Board based upon the recommendation of the Compensation Committee. Mr. Scott's percentage reflects his performance as Chief Operating Officer of the Company, a position to which he was appointed in August 2006.

(7)
This column reflects 2007 and 2006 compensation of the persons named in this table that is not properly reportable in any other column of this table. Details of the "All Other Compensation" are as follows:

Compensation Item	Edward C. Nafus	Peter E. Kalan	Robert M. Scott	Randy R. Wiese	Joseph T. Ruble
2007
Employment separation payment(a)	$1,900,000	$—	$—	$—	$—
Unused vacation payment(b)	14,423	—	—	—	—
Company 401(k) retirement plan contributions	12,321	15,517	12,375	15,750	15,643
Company non-qualified deferred compensation plan contributions(c)	—	6,250	—	6,250	6,250
Financial planning benefits	3,140	8,995	1,880	710	3,860
Car allowance	9,600	—	—	—	—
Other perquisites	762	90	258	90	90
Tax reimbursements	10,522	10,529	10,201	542	1,994

Totals	$1,950,768	$41,381	$24,714	$23,342	$27,837

2006
Company 401(k) retirement plan contributions	$9,814	$9,900	$9,900	$13,802	$9,729
Company non-qualified deferred compensation plan contributions(c)	—	6,563	4,063	6,250	6,250
Financial planning benefits	11,462	11,844	1,450	1,640	4,416
Relocation expense reimbursements	—	—	50,079	—	—
Car allowance	9,600	—	—	—	—
Other perquisites	762	90	257	90	90
Tax reimbursements	11,043	11,043	48,635	1,252	2,092

Totals	$42,681	$39,440	$114,384	$23,034	$22,577

    (a)
    Pursuant to a separation agreement between the Company and Mr. Nafus dated December 6, 2007, and in consideration of his past service, his participation in the search for and tranisition of his successor and his agreement to retire on December 28, 2007, Mr. Nafus was entitled to receive a one-time cash payment of $1.9 million. The $1.9 million payment was made to Mr. Nafus on January 11, 2008.

    (b)
    As the result of his voluntary retirement on December 28, 2007, Mr. Nafus was entitled to $14,423 for unused vacation. The unused vacation entitlement was paid to Mr. Nafus on January 11, 2008.

    (c)
    Additional information relating to the Company's non-qualified deferred compensation plan is contained in the Non-Qualified Deferred Compensation table appearing later in this Proxy Statement.

Grants of Plan-Based Awards

        The following table contains information concerning grants of non-equity and equity plan-based awards by the Company during 2007 to the persons named in the Summary Compensation Table. All dollar values have been rounded to the nearest whole dollar.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(3)
Name	Grant Date	Threshold	Target (100%)	Maximum	Grant Date	Threshold	Target (100%) (shares)	Maximum (shares)
Edward C. Nafus(2)	March 27, 2007	$420,000	$600,000	$1,200,000	March 27, 2007	Stock Price or EPS	12,500	12,500
Peter E. Kalan	March 27, 2007	$223,125	$318,750	$637,500	March 27, 2007	Stock Price or EPS	20,000	20,000
Robert M. Scott	March 27, 2007	$223,125	$318,750	$637,500	March 27, 2007	Stock Price or EPS	20,000	20,000
Randy R. Wiese	March 27, 2007	$147,875	$211,250	$422,500	March 27, 2007	Stock Price or EPS	20,000	20,000
Joseph T. Ruble	March 27, 2007	$94,500	$135,000	$270,000	March 27, 2007	Stock Price or EPS	12,500	12,500
	All Other Stock Awards(4)
Name	Grant Date	Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Edward C. Nafus(2)	March 27, 2007	12,500	$315,375
Peter E. Kalan	March 27, 2007	20,000	$504,600
Robert M. Scott	March 27, 2007	20,000	$504,600
Randy R. Wiese	March 27, 2007	20,000	$504,600
Joseph T. Ruble	March 27, 2007	12,500	$315,375

(1)
The actual amounts earned for 2007 are reported in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation". The amounts indicated assume the executive officers had achieved 100% of their personal performance objectives (see Footnote (6) to the Summary Compensation Table).

(2)
Mr. Nafus voluntarily retired from employment with the Company on December 28, 2007. Pursuant to the terms of the Company's 2007 Performance Bonus Plan, Mr. Nafus was not entitled to his 2007 cash incentive bonus because he was not employed on the last calendar day of 2007, which is a condition necessary to receive such bonus. In connection with a separation agreement between the Company and Mr. Nafus dated December 6, 2007, all of his unvested shares of restricted stock (performance-based and non-performance-based) vested as of December 28, 2007. Such accelerated vesting did not have a material impact on the Company's 2007 stock-based compensation expense.

(3)
All restricted stock awards considered "equity incentive plan awards" are performance-based awards granted under the Company's 2005 Stock Incentive Plan. To vest in awards, the executives must attain objective performance goals based upon one or more of the following business criteria applicable to the Company: net income, adjusted net income, operating income, adjusted operating income, revenue, adjusted revenue, earnings, adjusted earnings, gross margin, return on stockholders' equity, stock price, earnings per share, adjusted earnings per share, and cash flow. The Compensation Committee of the Board of Directors of the Company must certify in writing that the performance goals and any other material terms applicable to such performance-based awards have been attained. The performance-based restricted stock awards granted in March 2007 vest, if at all, in three approximately equal installments over a three-year period consisting of 2007, 2008 and 2009, and the objective performance goals are based upon either (i) a specified adjusted earnings per diluted share target or (ii) a specified Company stock price. However, all unvested performance-based restricted stock awards covered by these grants automatically vest upon an involuntary (on the part of the executive) termination of the executive's employment without cause after a change of control of the Company. On March 10, 2008, the Compensation Committee of Board of Directors certified in writing that the Company attained the adjusted earnings per diluted share performance goal for the 2007 period. The performance-based restricted stock awards granted in March 2007 were subject to shareholder approval, and as a result, were not deemed to have been granted for accounting purposes until that approval was obtained on May 25, 2007.

(4)
All restricted stock awards considered "all other stock awards" are non-performance-based awards granted under the Company's 2005 Stock Incentive Plan. These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date. However, all unvested restricted shares covered by these grants automatically vest upon an involuntary (on the part of the executive) termination of the executive's employment without cause after a change of control of the Company.

Outstanding Equity Awards at December 31, 2007

        The following table contains information concerning all stock options and unvested restricted stock held at December 31, 2007, by the persons named in the Summary Compensation Table. All dollar values have been rounded to the nearest whole dollar.

	Stock Option Awards			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(3)	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward C. Nafus	—	—	—	—	$—	—	$—
Peter E. Kalan	22,450	$9.11	March 5, 2013	38,750	$570,400	20,000	$294,400
Robert M. Scott	—	—	—	74,166	$1,091,724	20,000	$294,400
Randy R. Wiese	—	—	—	45,500	$669,760	20,000	$294,400
Joseph T. Ruble	—	—	—	33,125	$487,600	12,500	$184,000
(1)
The stock option set forth in this column was granted to Mr. Kalan on March 5, 2003, under the Company's 1996 Stock Incentive Plan.

(2)
These columns reflect the market value as of December 31, 2007, of restricted stock awards that have not vested. The market value was computed by multiplying the number of shares of restricted stock that have not vested as of December 31, 2007, by the closing price of the Company's common stock on December 31, 2007 ($14.72).

(3)
Detailed information relating to the non-perfomance-based unvested restricted stock awards as of December 31, 2007, and whether the restricted stock awards were granted under the Company's 1996 Stock Incentive Plan, 2001 Stock Incentive Plan or 2005 Stock Incentive Plan is as follows:

Name	Grant Date	Plan Granted Under	Unvested Shares	Vesting Dates	Shares Vesting
Edward C. Nafus(a)	—	—	—	—	—

    (a)
    Mr. Nafus voluntarily retired from employment with the Company on December 28, 2007. In connection with a separation agreement between the Company and Mr. Nafus dated December 6, 2007, all of his unvested restricted stock shares vested as of December 28, 2007.

Peter E. Kalan	January 10, 2006	2005 Plan	18,750	January 10, 2008 January 10, 2009 January 10, 2010	6,250 6,250 6,250
	March 27, 2007	2005 Plan	20,000	March 27, 2008 March 27, 2009 March 27, 2010 March 27, 2011	5,000 5,000 5,000 5,000

		Total	38,750

Robert M. Scott	January 11, 2005	1996 Plan	12,500	January 11, 2008 January 11, 2009	6,250 6,250
	March 25, 2005	1996 Plan	11,666	March 25, 2008	11,666
	January 10, 2006	2005 Plan	30,000	January 10, 2008 January 10, 2009 January 10, 2010	10,000 10,000 10,000
	March 27, 2007	2005 Plan	20,000	March 27, 2008 March 27, 2009 March 27, 2010 March 27, 2011	5,000 5,000 5,000 5,000

		Total	74,166

Name	Grant Date	Plan Granted Under	Unvested Shares	Vesting Dates	Shares Vesting
Randy R. Wiese	February 24, 2005	1996 Plan	3,000	February 24, 2008 February 24, 2009	1,500 1,500
	January 10, 2006	2005 Plan	16,875	January 10, 2008 January 10, 2009 January 10, 2010	5,625 5,625 5,625
	May 17, 2006	2005 Plan	5,625	May 17, 2008 May 17, 2009 May 17, 2010	1,875 1,875 1,875
	March 27, 2007	2005 Plan	20,000	March 27, 2008 March 27, 2009 March 27, 2010 March 27, 2011	5,000 5,000 5,000 5,000

		Total	45,500

Joseph T. Ruble	February 24, 2005	1996 Plan	3,750	February 24, 2008 February 24, 2009	1,875 1,875
	January 10, 2006	2001 Plan	16,875	January 10, 2008 January 10, 2009 January 10, 2010	5,625 5,625 5,625
	March 27, 2007	2005 Plan	12,500	March 27, 2008 March 27, 2009 March 27, 2010 March 27, 2011	3,125 3,125 3,125 3,125

		Total	33,125

(4)
All performance-based restricted stock awards were granted under the Company's 2005 Plan. The restricted stock awards will vest only when and if certain performance goals for a particular year are met and the Compensation Committee of the Board certifies that such goals have been achieved (which is anticipated to occur around March 1 of the following year). Detailed information relating to the performance-based unvested restricted stock awards as of December 31, 2007 is as follows:

Name	Grant Date	Plan Granted Under	Unvested Shares	Approximate Vesting Dates	Shares Vesting
Edward C. Nafus(a)	—	—	—	—	—

    (a)
    Mr. Nafus voluntarily retired from employment with the Company on December 28, 2007. In connection with a separation agreement between the Company and Mr. Nafus dated December 6, 2007, all of his unvested restricted stock shares vested as of December 28, 2007.

Peter E. Kalan	March 27, 2007	2005 Plan	20,000	March 1, 2008 March 1, 2009 March 1, 2010	6,666 6,667 6,667

		Total	20,000

Robert M. Scott	March 27, 2007	2005 Plan	20,000	March 1, 2008 March 1, 2009 March 1, 2010	6,666 6,667 6,667

		Total	20,000

Randy R. Wiese	March 27, 2007	2005 Plan	20,000	March 1, 2008 March 1, 2009 March 1, 2010	6,666 6,667 6,667

		Total	20,000

Joseph T. Ruble	March 27, 2007	2005 Plan	12,500	March 1, 2008 March 1, 2009 March 1, 2010	4,166 4,167 4,167

		Total	12,500

Option Exercises and Stock Vested

        The following table contains information concerning shares of restricted stock which vested during 2007 in the persons named in the Summary Compensation Table. All dollar values have been rounded to the nearest whole dollar. None of such persons exercisd any stock options during 2007.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Edward C. Nafus	157,500	$2,934,925
Peter E. Kalan	81,250	$2,117,250
Robert M. Scott	27,917	$718,567
Randy R. Wiese	9,000	$235,331
Joseph T. Ruble	7,500	$194,006

    (1)
    This column reflects the total dollar value realized upon the vesting of restricted stock during 2007. The total dollar value realized was computed by summing the dollar value realized for each share of restricted stock that vested. The dollar value realized for each share of restricted stock that vested was the closing market price of the Common Stock on the date of vesting.

Non-Qualified Deferred Compensation

        The following table contains information concerning contributions, earnings, withdrawals and account balances for the persons named in the Summary Compensation Table related to the Company's Wealth Accumulation Plan (the "Wealth Plan"). All dollar values have been rounded to the nearest whole dollar.

Name	Aggregate Balance at December 31, 2006	Executive Contributions in 2007(1)(5)	Company Contributions in 2007(2)(6)	Aggregate Earnings in 2007(3)	Aggregate Withdrawals / Distributions in 2007(4)	Aggregate Balance at December 31, 2007(7)
Edward C. Nafus	$22	$—	$—	$2	$—	$24
Peter E. Kalan	$334,613	$37,299	$6,250	$35,818	$—	$413,980
Robert M. Scott	$266,956	$—	$—	$16,687	$—	$283,643
Randy R. Wiese	$331,220	$40,909	$6,250	$39,675	$73,146	$344,908
Joseph T. Ruble	$104,481	$29,313	$6,250	$13,111	$—	$153,155

(1)
Pursuant to the Wealth Plan (an elective, non-qualified and unfunded deferred compensation plan for certain executive employees of the Company), each executive officer may make the following compensation deferral elections prior to December 15 of the year preceding the year for which the deferral is to be effective: (i) up to 25% of the executive officer's base salary payable during the particular calendar year and (ii) up to 100% of the executive officer's cash bonus payable for the particular year, not to exceed an aggregate maximum deferral of $700,000 for any one year.

(2)
The Wealth Plan provides for the Company to credit each participant's deferral account with an amount equal to 25% of the participant's aggregate deferral amount for a particular year, up to a maximum Company credit of $6,250 for such year. The Wealth Plan provides that the Company credit occurs on the basis of payroll periods while the participant's election relates to the year in which the deferred amounts are earned.

(3)
Pursuant to the Wealth Plan, the Company allocates (as a bookkeeping entry) both a participant's deferral amounts credited to the participant's Wealth Plan account and the Company's credits to such account to one or more deemed investment options (selected by the participant) consisting of various mutual funds selected by the Company. The Company then credits the participant's account on its books with a number of units of each deemed investment based on the net asset values of the corresponding mutual funds on the crediting date. The Aggregate Balance at December 31, 2007, shown in this table for each participant represents the value of the participant's account based on the December 31, 2007, net asset values of the mutual funds selected by the participant for the participant's deemed investments multiplied by the respective numbers of units of such mutual funds credited as deemed investments to the participant's account as of such date. The Aggregate Earnings in 2007 shown in this table for each participant represent the 2007 performance of the deemed investments selected by the participant; because the value of a participant's Wealth Plan account at any time is based on the value of the deemed investments selected by the participant, the participant's account "earnings" are not meaningful other than as an indication of the performance of a deemed investment as reflected in its unit value on a particular day.

(4)
In 2001, with respect to his deferral for 2002, Mr. Wiese elected a pre-termination distribution of his account balance to be paid to him over a 60-month period. The first monthly payment was made in February 2007.

(5)
The amounts reflected in this column are included in full either in the "Salary" column or in the "Non-Equity Incentive Plan Compensation" column (or partly in both columns) of the Summary Compensation Table in this Proxy Statement.

(6)
The amounts reflected in this column are included in the "All Other Compensation" column of the Summary Compensation Table in this Proxy Statement.

(7)
Under the terms of the Wealth Plan, all of the named executive officers are fully vested in their Wealth Plan account balances. Mr. Wiese's Wealth Plan account balance is being distributed to him in 60 monthly installments which began in February 2007. Each of Messrs. Kalan, Scott and Ruble has elected to receive (or to have his beneficiaries receive in the event of his death) the value of his Wealth Plan account upon the termination of his employment or upon his death either in a lump-sum or in monthly payments over a period of not more than 180 months.

Employment Agreements

        The Company entered into employment agreements with Mr. Nafus in November 1998, with Mr. Kalan in January 2001, with Mr. Scott in June 2005, with Mr. Wiese in April 2006 and with Mr. Ruble in January 2001. The employment agreements have been amended subsequent to their original dates, most recently in February 2008 (other than Mr. Nafus' agreement).

        Mr. Nafus' employment agreement, as amended in March 2005, provided for an annual base salary of not less than $550,000, an annual incentive bonus target of not less than 100% of his base salary, various group insurance coverages, paid vacations and holidays, an automobile allowance and certain financial and tax planning services. Mr. Nafus' employment agreement terminated upon his retirement as President and Chief Executive Officer of the Company on December 28, 2007.

        Mr. Kalan's employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 50% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Kalan's current annual base salary is $500,000, and his current incentive bonus target is 110% of his base salary.

        Mr. Scott's employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Scott's current annual base salary is $438,000, and his current incentive bonus target is 75% of his base salary.

        Mr. Wiese's employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Wiese's current annual base salary is $335,000, and his current incentive bonus target is 65% of his base salary.

        Mr. Ruble's employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 45% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Ruble's current annual base salary is $280,000, and his current incentive bonus target is 65% of his base salary.

        Each of the continuing employment agreements will terminate upon the executive's death, and the Company may terminate the employment of the executive in the event of his disability for a continuous period of more than six months or for more than 180 days in the aggregate during any 12-month period. The Company also may terminate the employment of the executive for "cause", the definition of which appears below. In the cases of death or disability, the executive (or his estate) would be entitled to receive his base salary through the employment termination date and a pro rata portion of his annual incentive bonus for the year in which his employment terminates. In the case of termination for cause, the executive is not entitled to receive any salary after the employment termination date or any portion of his incentive bonus for the year in which his employment terminates. If the executive voluntarily resigns prior to the termination of his employment agreement, then he is entitled to receive only his base salary through the employment termination date (unless such date is December 31, in which case he also is entitled to receive his incentive bonus for the year of termination).

        If the Company terminates the employment of the executive without cause prior to a change of control of the Company, then the Company must continue to pay such person's base salary for two years after the termination in the case of Mr. Kalan and one year after the termination in the cases of Messrs. Scott, Wiese and Ruble (in each case, less compensation received from another employer) and also must pay such person's annual incentive bonus for the year of termination (payable at the regularly scheduled time and to be not less than such person's incentive bonus for the preceding calendar year) and an additional amount equal to 50% of such person's base salary (payable one year after the termination). If the termination without cause occurs after a change of control of the Company, then the Company must pay the executive's base salary for two years after the termination (in a lump sum within 30 days after the termination and without regard to other employment), the annual incentive bonus for the year of termination (not less than such person's incentive bonus for the preceding calendar year, with such minimum amount being paid within such 30-day period and the balance being paid at the regularly scheduled time) and an additional amount equal to 100% of such person's base salary (in a lump sum within 30 days after the termination). Additional information with respect to the matters discussed in this paragraph appears under "Potential Payments Upon Termination of Employment" later in this Proxy Statement.

        The continuing employment agreements contain provisions relating to a constructive termination (consisting of a material change in the executive's duties and responsibilities or assignment to the executive of materially inappropriate duties and responsibilities, in either case without the executive's written consent) but require that the employee give notice to the Company of a claimed constructive termination, and the Company then has an opportunity to take appropriate actions to remove the basis for such claim. If a constructive termination occurs, then the executive is entitled to the same compensation as if the Company had terminated his employment without cause (either before or after a change of control of the Company, as the case may be).

        If the Company terminates the executive's employment because of the executive's disability, then the executive is entitled to continue his participation in the Company's group medical and hospital insurance, dental insurance, life insurance and long-term care insurance plans (the "Group Plans"), to the extent permitted by the Group Plans or applicable governmental regulations, until the first to occur of the executive's death, attainment of age 65 or receipt of substantially equivalent benefits from another employer. If the Company terminates the executive's employment without cause prior to a change of control, then the executive is entitled to continue his participation in the Group Plans for one year after the effective date of such termination, to the extent permitted by the Group Plans or applicable governmental regulations, or until his receipt of substantially equivalent benefits from another employer; if the termination without cause occurs after a change of control, then the potential period of continued participation in the Group Plans is two years rather than one year. In the case of a constructive termination, the executive's continued participation in the Group Plans is on the same basis as if the Company had terminated the executive's employment without cause (either before or after a change of control of the Company, as the case may be).

        For purposes of the employment agreements with Messrs. Scott and Wiese, "cause" means (i) the executive's confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) the executive's certification of materially inaccurate financial or other information pertaining to the Company or any of its subsidiaries with actual knowledge of such inaccuracies on the part of the executive, (iii) the executive's refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of its subsidiaries unless such refusal or willful failure is based upon a written direction of the Board or the written advice of counsel, (iv) the executive's excessive absenteeism (other than by reason of physical injury, disease or mental illness) without a reasonable justification and failure on the part of the executive to cure such absenteeism within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth the particulars of such absenteeism, (v) material violation by the executive of his nondisclosure obligations under the employment agreement, (vi) habitual and material negligence by the executive in the performance of his duties and responsibilities under the employment agreement and failure on the part of the executive to cure such negligence within 20 days after his receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such negligence, (vii) material non-compliance by the executive with his performance obligations under the employment agreement and failure to correct such non-compliance within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such non-compliance, (viii) material failure by the executive to comply with a lawful directive of the Board or the chief executive officer of the Company and failure to cure such non-compliance within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such non-compliance, (ix) a material breach by the executive of any of his fiduciary duties to the Company or its subsidiaries and, if such breach is curable, the executive's failure to cure such breach within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such breach or (x) willful misconduct or fraud on the part of the executive in the performance of the executive's duties under the employment agreement as determined in good faith by the Board. In no event will the results of operations of the Company or any business judgment made in good faith by the executive constitute an independent basis for termination for cause of the executive's employment under the employment agreement. Any termination of the executive's employment for cause must be authorized by a majority vote of the Board taken not later than six months after a majority of the members of the Board (other than the executive) have actual knowledge of the occurrence of the event or conduct constituting the cause for such termination. The definition of "cause" in the employment agreements with Messrs. Kalan and Ruble, which were entered into more than four years prior to the employment agreements with Messrs. Scott and Wiese, do not contain clauses (ii) and (iii) in the foregoing list of events constituting "cause". For purposes of the unvested restricted stock discussed below, the definition of "cause" is the same as the definition in the employment agreements with Messrs. Scott and Wiese.

        For purposes of the employment agreements and the unvested restricted stock discussed below, a "change of control" of the Company generally includes (i) the merger or consolidation of the Company into another corporation, (ii) the acquisition of 30% or more of the outstanding Common Stock by any person, entity, or group of persons, (iii) a "going private" transaction involving the Company, (iv) the sale or other disposition of all or substantially all of the Company's property and assets, (v) the disposition to a third party of a major portion or portions of the Company's business measured either by the consideration received as a percentage of the market value of the Common Stock or by the revenues of the Company represented by the business being sold and (vi) a change in a majority of the members of the Board without approval of 75% of the incumbent directors. The preceding sentence is qualified by reference to the actual more detailed definition of "change of control" contained in the applicable agreements between the Company and Messrs. Kalan, Scott, Wiese, and Ruble, respectively.

Potential Payments Upon Termination of Employment

        The closing market price of the Common Stock on December 31, 2007, was $14.72 per share.

        Assuming that the executive's death, the termination of the executive's employment by reason of his disability or the executive's voluntary resignation occurred on December 31, 2007, the executive would be entitled to receive his base salary through the termination date and his incentive bonus for 2007 but no further cash payments or benefits from the Company except as provided in the following sentence. In the case of a termination of the executive's employment by reason of his disability, the executive would be entitled to the continuation of group medical and dental insurance until the first to occur of the executive's death, attainment of age 65 or receipt of substantially equivalent benefits from another employer. The monthly premiums at December 31, 2007, for such insurance coverages were $1,179 for Mr. Kalan (age 48), $579 for Mr. Scott (age 57), $751 for Mr. Wiese (age 48) and $1,250 for Mr. Ruble (age 47).

        Assuming that the termination of the executive's employment for cause occurred on December 31, 2007, the executive would be entitled to receive his base salary through the termination date but no further cash payments or benefits from the Company.

Termination Without Cause Prior to a Change of Control

        Assuming that the Company terminated the executive's employment on December 31, 2007, without cause (including a constructive termination) prior to a change of control of the Company, the executive would be entitled to receive his base salary through the termination date and his incentive bonus for 2007. In addition, the executive would be entitled to receive the payments and benefits shown in the following table:

Payment or Benefit	Kalan	Scott	Wiese	Ruble	Totals
Incremental 2006 incentive bonus over 2007 incentive bonus	$63,590	$93,484	$—	$5,946	$163,020
One year of base salary(1)	850,000	425,000	325,000	270,000	1,870,000
Additional amount of base salary(2)	212,500	212,500	162,500	135,000	722,500
Group medical and dental benefits(3)	14,151	6,953	9,017	15,001	45,122

	$1,140,241	$737,937	$496,517	$425,947	$2,800,642

(1)
Base salary amount (two years for Mr. Kalan and one year for the other executive officers) would be reduced by any compensation received from another employer and is payable ratably over the 24 months following the termination of employment for Mr. Kalan and over the 12 months following the termination of employment for the other executive officers. The amount payable to Mr. Kalan reflects a February 2008 amendment to his employment agreement.

(2)
Amount payable in a lump sum 12 months after the termination of employment.

(3)
Amount represents premiums for 12 months, based upon monthly premiums being paid as of December 31, 2007. Benefits will cease upon the executive's receipt of substantially equivalent benefits from another employer.

Termination Without Cause After a Change of Control

        Assuming that the Company terminated the executive's employment on December 31, 2007, without cause (including a constructive termination) after a change of control of the Company, the executive would be entitled to receive his base salary through the termination date and his incentive bonus for 2007. In addition, the executive would be entitled to receive the payments and benefits shown in the following table (which include the value of 58,750, 94,166, 65,500 and 45,625 unvested shares of restricted stock held, respectively, by Messrs. Kalan, Scott, Wiese and Ruble on December 31, 2007, which would vest upon such termination of employment without cause after a change of control):

Payment or Benefit	Kalan	Scott	Wiese	Ruble	Totals
Incremental 2006 incentive bonus over 2007 incentive bonus	$63,590	$93,484	$—	$5,946	$163,020
Two years of base salary(1)	850,000	850,000	650,000	540,000	2,890,000
Additional amount of base salary(1)	425,000	425,000	325,000	270,000	1,445,000
Group medical and dental benefits(2)	28,302	13,906	18,034	30,002	90,244
Acceleration of vesting of restricted stock awards(3)	864,800	1,386,124	964,160	671,600	3,886,684

	$2,231,692	$2,768,514	$1,957,194	$1,517,548	$8,474,948

(1)
Amount payable in a lump sum within 30 days after the termination of employment without regard to other employment.

(2)
Amount represents premiums for 24 months, based upon monthly premiums being paid as of December 31, 2007. Benefits will cease upon the executive's receipt of substantially equivalent benefits from another employer.

(3)
Amount represents the number of shares of unvested restricted stock that would vest upon the termination of employment after a change of control, multiplied by the closing market price of the Common Stock on December 31, 2007 ($14.72).

        If any of the payments required to be made to Messrs. Kalan, Scott, Wiese or Ruble upon a termination of employment without cause (including a constructive termination) after a change of control of the Company constitute "excess parachute payments" under Section 280G (the Golden Parachute provision) of the Internal Revenue Code of 1986 and the executive becomes liable for any excise tax on such payments (and any interest or penalties on such excise tax), then the Company must pay to the executive (i) the amount of such excise tax, interest and penalties (the initial "gross-up payment") and (ii) a series of additional amounts equal to the income, excise and other taxes for which the executive would become liable as a result of the initial "gross-up payment" and each such additional "gross-up payment". The Company has similar obligations to the executives in the case of accelerated vesting of restricted shares of Common Stock as a result of a termination of employment without cause (including a constructive termination) after a change of control. The Company believes that payments in the amounts set forth in the immediately preceding table would not constitute "excess parachute payments".

        Each employment agreement described above contains provisions (i) restricting the disclosure by the executive of confidential information of the Company during the term of the agreement and thereafter, (ii) restricting the executive from soliciting employees of the Company for employment with another employer for a period of one year after the termination of the executive's employment with the Company and (iii) restricting the executive from engaging in various activities directly or indirectly involving competition with the Company for a period of one year after the termination of the executive's employment with the Company. Each agreement authorizes the Company to seek injunctive relief to prevent a violation or potential violation of the restrictive provisions described in this paragraph, and the Company also can exercise any other rights and remedies that might be available to the Company in the particular circumstances.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this Proxy Statement and is required by Item 402(b) of SEC Regulation S-K.

        Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement.

                      Frank V. Sica, Chairman
                      Ronald H. Cooper
                      Donald V. Smith
                      James A. Unruh

                      Compensation Committee of the Board of Directors

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of KPMG LLP served as the Company's independent registered public accounting firm for 2007 and has been appointed by the Company's Audit Committee to serve in such capacity for 2008. The Company expects that a representative of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

        The following table sets forth (i) as "Audit Fees" the aggregate fees billed by KPMG LLP for 2007 and 2006 for professional services rendered for audits of the Company's consolidated financial statements, audits of the effectiveness of the Company's internal control over financial reporting and reviews of financial statements included in the Company's Form 10-Q quarterly reports and securities registration statements filed with the SEC, (ii) as "Audit-Related Fees" the aggregate fees billed by KPMG LLP in 2007 and 2006 in connection with various projects and (iii) as "Tax Fees" the aggregate fees billed by KPMG LLP in 2007 and 2006 for federal, state and foreign tax compliance services and various other tax services:

	2007	2006
Audit Fees	$669,832	$720,000
Audit-Related Fees	—	40,000
Tax Fees	23,093	83,552

        No other fees were billed by KPMG LLP for 2007 or 2006.

        The Charter of the Company's Audit Committee requires the Committee to approve, in advance of the performance of the services, all audit and permissible non-audit services to be provided to the Company by the Company's independent registered public accounting firm. The Audit Committee has delegated to the chairman of the Committee the authority to perform the Committee's responsibilities with respect to such approvals. The Committee chairman is required to report to the Committee at its next meeting on the manner in which such delegated performance was carried out by him. Since the effective date of the SEC rule stating that an accountant is not independent of an audit client if the services it provides to the client are not appropriately approved in accordance with such rule, each new engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by the chairman of the Committee pursuant to the delegated authority referred to above.

        Although the Company's Audit Committee by law and the Committee's Charter is directly responsible for the appointment of the Company's independent registered public accounting firm, the Board is requesting the Company's stockholders to ratify the Audit Committee's appointment of KPMG LLP to serve in such capacity for 2008 so that the Company will have the benefit of its stockholders' views on such appointment. If the stockholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its stockholders to keep such appointment in effect for 2008. Whether or not the appointment of KPMG LLP is ratified by the stockholders, the Audit Committee at any time during the year may appoint a different independent registered public accounting firm for 2008 if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the effect of a "no" vote with respect to such matter.

The Board Recommends that Stockholders
Vote FOR Ratification of the Appointment of KPMG LLP as the
Company's Independent Registered Public Accounting Firm for 2008.

REPORT OF THE AUDIT COMMITTEE

        The purpose of the Audit Committee, as set forth in its Charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

        We have implemented procedures to assure that the Audit Committee performs each of its responsibilities under its Charter. During 2007, and thereafter through the completion of the audit of the Company's financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company's independent registered public accounting firm.

        We reviewed and discussed both with management of the Company and with the Company's independent registered public accounting firm, KPMG LLP, the Company's audited financial statements for 2007.

        We also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

        We received the written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG LLP such firm's independence.

        Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited financial statements of the Company for 2007 be included in the Company's Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission.

                      Bernard W. Reznicek, Chairman
                      Donald B. Reed
                      Janice I. Obuchowski

                      Audit Committee of the Board of Directors

OTHER MATTERS

        Because no stockholder has given the Company timely written notice of business not discussed in this Proxy Statement which such stockholder intends to bring before the Annual Meeting, under the bylaws of the Company no stockholder may properly bring any other business before the Annual Meeting. As of the date of this Proxy Statement, the Company does not know of any matter that may come before the Annual Meeting other than the matters discussed in this Proxy Statement; however, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Under the bylaws of the Company, a stockholder who wishes to bring any business before the 2009 annual meeting of stockholders of the Company must give advance written notice to the Company of such business and of any proposal which such stockholder wishes to have included in the Company's proxy statement and on the Company's proxy card for such annual meeting. The notice must be sent to the Secretary of the Company at the principal executive office of the Company, must be received by the Secretary of the Company not later than December 11, 2008, and must contain certain information required by the bylaws of the Company. Such advance notice requirement applies to all matters even if a stockholder does not seek to include in the Company's proxy statement a proposal with respect to a particular matter.

        The bylaws of the Company also provide that stockholder nominations of persons for election to the Board are subject to certain advance notice and informational requirements.

        Copies of the Company's bylaws are available to stockholders upon request made to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

        The bylaw requirements referred to above do not supersede the conditions and requirements established by the SEC for stockholder proposals to be included in the Company's proxy materials for a meeting of stockholders, and in that regard stockholders also must comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        In some cases, only one copy of this Proxy Statement and the Company's Annual Report on SEC Form 10-K is being delivered to multiple stockholders who share an address, unless the Company has received contrary instructions from one or more of such stockholders. Upon written or oral request, the Company promptly will deliver a separate copy of this Proxy Statement and such Annual Report to a stockholder at a shared address to which only a single copy of such documents was delivered. To request a separate delivery of such documents now or in the future, a stockholder may submit a written request to the Investor Relations Department of the Company at the address appearing on the first page of this Proxy Statement or may submit an oral request to such department at (303) 200-2000. Stockholders sharing an address who currently receive multiple copies of the Company's proxy statements or annual reports and who would rather receive only a single copy of either or both of such documents may request such delivery change by writing or calling the Investor Relations Department of the Company in the manner described above.

By Order of the Board of Directors

Joseph T. Ruble Secretary

April 10, 2008

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY.

IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING, YOU MAY VOTE IN PERSON. IF YOUR SHARES ARE HELD IN "STREET NAME" AND YOU WISH TO ATTEND AND VOTE AT THE MEETING, YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

C123456789
000004	000000000.000000 ext		000000000.000000 ext
MR A SAMPLE	000000000.000000 ext		000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext		000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2008.
	[ICON]	Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/csgs
		•	Follow the steps outlined on the secured website.
	[ICON]	Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
		•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A
Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:
		For	Withhold		For	Withhold		For	Withhold
	01—Ronald H. Cooper	☐	☐	02—Bernard W. Reznicek	☐	☐	03—Donald V. Smith	☐	☐
		For	Against	Abstain
2.	Ratification of the selection of KPMG LLP as the Corporation's independent registered public accounting firm for 2008.	☐	☐	☐
B
Non-Voting Items

Change of Address—Please print new address below.
C
Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

	C 1234567890 J NT 3 1 A V 0 1 7 0 7 2 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2008. The proxy statement and the Company's annual report on Form 10-K are available at www.envisionreports.com/csgs.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—CSG Systems International, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Peter E. Kalan and Joseph T. Ruble, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the "Corporation") standing in the name of the undersigned at the annual meeting of stockholders of the Corporation to be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, at 8:00 a.m. (Central Time) on May 20, 2008, and at any adjournments thereof, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE OTHER MATTER SET FORTH ON THE REVERSE SIDE HEREOF.

The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 20, 2008, the Proxy Statement of the Corporation for such Annual Meeting, and the 2007 Annual Report of the Corporation on SEC Form 10-K.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)